Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-116398 and 333-119362 on Form S-8  of CB Richard Ellis Group, Inc., of our report dated June 26, 2008, relating to the statement of net assets available for benefits as of December 31, 2007 of the CB Richard Ellis 401(k) Plan (which report expresses an unqualified opinion), appearing in this Annual Report on Form 11-K of the CB Richard Ellis 401(k) Plan for the year ended December 31, 2008.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

June 29, 2009